EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
J. C. Penney Funding Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 33-28390, 33-66070, 33-66072, 333-33343, 333-27329, 333-45536, 333-62066) and on Form S-3 (Registration Nos. 333-57019 and 333-103147-01) of J. C. Penney Company, Inc. of our report dated March 25, 2005, with respect to the balance sheets of J. C. Penney Funding Corporation as of January 29, 2005 and January 31, 2004, and the related statements of income, reinvested earnings, and cash flows for each of the years in the three-year period ended January 29, 2005, which report appears in the Annual Report on Form 10-K of J. C. Penney Funding Corporation.

/s/ KPMG LLP

Dallas, Texas
April 7, 2005